Exhibit 2

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

Transactions in the Common Shares of the Issuer
by the Reporting Person During the Past Sixty (60) Days

The following table sets forth all transactions in the Common Shares effected during the past sixty (60) days by the Reporting Person. The Common Shares were purchased on the Toronto Stock Exchange in open market transactions, and the purchase price per share was paid in Canadian Dollars (CAD$).

Date of Transaction	Shares Purchased	Price per Share (CAD)	Where and How Effected
2024-12-19	30,486	$32.68	Toronto Stock Exchange
2024-12-23	71,951	$35.00	Toronto Stock Exchange
2024-12-23	178,049	$35.00	Toronto Stock Exchange
2024-12-23	8,174	$34.47	Toronto Stock Exchange
2024-12-23	20,226	$34.47	Toronto Stock Exchange
2024-12-24	4,737	$35.37	Toronto Stock Exchange
2024-12-24	11,723	$35.37	Toronto Stock Exchange
2024-12-27	43,171	$36.08	Toronto Stock Exchange
2024-12-27	106,829	$36.08	Toronto Stock Exchange
2024-12-27	8,577	$35.97	Toronto Stock Exchange
2024-12-27	21,223	$35.97	Toronto Stock Exchange
2024-12-30	28,781	$36.25	Toronto Stock Exchange
2024-12-30	71,219	$36.25	Toronto Stock Exchange
2024-12-30	172,683	$36.44	Toronto Stock Exchange
2024-12-30	427,317	$36.44	Toronto Stock Exchange
2024-12-30	17,700	$36.32	Toronto Stock Exchange
2024-12-30	43,800	$36.32	Toronto Stock Exchange
2024-12-31	28,781	$36.50	Toronto Stock Exchange
2024-12-31	71,219	$36.50	Toronto Stock Exchange
2024-12-31	47,094	$36.42	Toronto Stock Exchange
2024-12-31	116,536	$36.42	Toronto Stock Exchange
2024-12-31	106,775	$36.46	Toronto Stock Exchange
2024-12-31	264,225	$36.46	Toronto Stock Exchange